EXHIBIT 99.3

CONSENT OF PERSONS NAMED AS ABOUT TO BECOME DIRECTORS

      Pursuant to Rule 438 promulgated under the Securities Act of 1933, we, the undersigned, hereby consent to be named as persons about to become directors of HEC Holdings, Inc. in the registration statement on Form S-4 of HEC Holdings, Inc. dated March 18, 2002 and any amendments thereto.

/s/ O. Nolan Daines	/s/ Charles W. Ergen

O. Nolan Daines	Charles W. Ergen

/s/ Peter Dea	/s/ Jean-Marie Messier

Peter Dea	Jean-Marie Messier

/s/ James DeFranco	/s/ David K. Moskowitz

James DeFranco	David K. Moskowitz

/s/ Michael Dugan	/s/ Steven B. Schaver

Michael Dugan	Steven B. Schaver

/s/ Jack A. Shaw

Jack A. Shaw

Date: March 18, 2002